Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Matt Steinberg 212.477.8438 / 212.477.8261 lberman@igbir.com / msteinberg@igbir.com

Compass Diversified Holdings Reports Third Quarter 2015
Financial Results

Cash Flow Available for Distribution and Reinvestment Increases 77% to $23.8 Million

Westport, Conn., November 4, 2015 - Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three months ended September 30, 2015.

Third Quarter 2015 Highlights

•	Generated Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $23.8 million for the third quarter of 2015;

•	Reported net income of $166.0 million for the third quarter of 2015;

•	Paid a third quarter 2015 cash distribution of $0.36 per share in October 2015, bringing cumulative distributions paid to $12.8352 per share since CODI’s IPO in May of 2006;

•	Consummated the platform acquisition of Fresh Hemp Foods Ltd. (“Manitoba Harvest”); and

•	Completed the sale of our CamelBak Products, LLC ("CamelBak") subsidiary.

“We generated strong operating results during the quarter, which both exceeded our expectations and significantly covered our distribution,” stated Alan Offenberg, CEO of Compass Diversified Holdings. “Our third quarter performance reflects strong cash flow contributions from Liberty Safe, SternoCandleLamp and Ergobaby, underscoring the leadership and financial strength of our niche industrial and branded consumer businesses.”

Mr. Offenberg added, “During the third quarter, we closed on our acquisition of Manitoba Harvest, highlighting our success adding niche leading businesses with a strong market leadership, proven management, a passionate consumer following and compelling expansion opportunities. We also completed the sale of CamelBak, unlocking significant value and increasing the gains we have realized for shareholders to over $480 million since our IPO. We continue to benefit from a strong balance sheet, positioning CODI to capitalize on compelling acquisition opportunities as well asreinvest in its current subsidiaries to further drive future cash flow growth.”

Operating Results
CODI reported Cash Flow (see Note Regarding Use of Non-GAAP Financial Measures below) of $23.8 million for the quarter ended September 30, 2015, as compared to $13.4 million for the prior year’s comparable quarter. CODI’s weighted average number of shares outstanding for the quarters ended September 30, 2015 and September 30, 2014 were 54.3 million and 48.3 million, respectively.

Cash Flow for the third quarter of 2015 reflects year-over-year growth in the Company’s Liberty Safe, SternoCandleLamp, Ergobaby, American Furniture Manufacturing, and Tridien businesses, partially offset by a decline at the Company’s Advanced Circuits and Clean Earth businesses. Cash flow for the third quarter of 2015 included contributions from Manitoba Harvest from the date of acquisition.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from monetizing interests in CODI’s subsidiaries, which have totaled more than $480 million since going public in 2006, including a $165 million gain from the sale of CamelBak recorded in the third quarter.

Net income for the quarter ended September 30, 2015 was $168.8 million, as compared to net income of $262.5 million for the quarter ended September 30, 2014. During the third quarter of 2015, CODI recorded gain on the sale of CamelBak of $165.3 million and a loss on the classification of AFM as held for sale of $14.3 million. In addition, during the third quarter of 2015, CODI’s equity method investment in Fox Factory Holding Corp. (“FOX”, Nasdaq: FOXF) increased $11.8 million. During the third quarter of 2014, CODI recorded a one-time accounting gain of approximately $264.3 million as a result of the deconsolidation of FOX.

For the nine month period ended September 30, 2015, CODI reported net income of $170.1 million, as compared to net income of $282.2 million for the nine months ended September 30, 2014, which included results from FOX until its deconsolidation in July 2014.

Liquidity and Capital Resources
As of September 30, 2015, CODI had approximately $88.7 million in cash and cash equivalents, $321 million outstanding on its term loan facility and no outstanding borrowings under its revolving credit facility. The Company has no significant debt maturities until 2019 and had net borrowing availability of approximately $395 million at September 30, 2015 under its revolving credit facility. In addition, the Company’s equity investment in its former subsidiary FOX is valued at $254.7 million at September 30, 2015. Subsequent to the quarter end, the Company sold American Furniture Manufacturing and received net proceeds of $23.5 million.

Third Quarter 2015 Distribution
On October 7, 2015, CODI’s Board of Directors declared a third quarter distribution of $0.36 per share. The cash distribution was paid on October 29, 2015 to all holders of record as of October 22, 2015. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $12.8352 per share.

Conference Call
Management will host a conference call on Thursday, November 5, 2015 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (855) 212-2368 and the dial-in number for international callers is (315) 625-6886. The access code for all callers is 51916531. A live webcast will also be available on the Company's website at www.compassdiversifiedholdings.com.

A replay of the call will be available through November 12, 2015. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 51916531.

Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the attached schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our eight majority-owned subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuel and creative table lighting solutions for the foodservice industry (SternoCandleLamp).

In addition, we own approximately 41% of the common stock of Fox Factory Holding Corp. ("FOX", Nasdaq: FOXF), a former subsidiary business that completed its initial public offering in August 2013. FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2014 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2015	2014
(in thousands)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$88,725	$21,946
Accounts receivable, net	124,240	118,852
Inventories	74,296	58,308
Prepaid expenses and other current assets	24,363	23,357
Current assets held for sale	46,097	98,336
Total current assets	357,721	320,799
Property, plant and equipment, net	109,640	106,981
Equity method investment	254,733	245,214
Goodwill and intangible assets, net	737,724	677,725
Other non-current assets	16,318	16,884
Non-current assets held for sale	—	179,827
Total assets	$1,476,136	$1,547,430

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$96,504	$101,229
Due to related party	6,374	6,068
Current portion, long-term debt	3,250	3,250
Other current liabilities	6,268	6,311
Current liabilities held for sale	22,396	24,373
Total current liabilities	134,792	141,231
Deferred income taxes	101,067	91,616
Long-term debt	313,888	485,547
Other non-current liabilities	21,354	14,039
Non-current liabilities held for sale	—	6,663
Total liabilities	571,101	739,096
Stockholders' equity
Total stockholders' equity attributable to Holdings	868,411	767,431
Noncontrolling interests of continuing operations	36,624	25,711
Noncontrolling interests of discontinued operations	—	15,192
Total stockholders' equity	905,035	808,334
Total liabilities and stockholders’ equity	$1,476,136	$1,547,430

Compass Diversified Holdings Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014

Net sales	$208,148	$141,293	$587,298	$509,285
Cost of sales	139,169	95,253	402,532	345,048
Gross profit	68,979	46,040	184,766	164,237
Operating expenses:
Selling, general and administrative expense	38,975	29,227	105,946	101,235
Management fees	6,461	5,751	19,860	15,259
Amortization expense	7,731	4,577	22,777	15,222
Impairment expense	—	—	9,165	—
Operating income	15,812	6,485	27,018	32,521
Other income (expense):
Interest expense, net	(11,205)	(7,059)	(24,047)	(16,436)
Gain on equity method investment	11,784	—	9,518	—
Gain on deconsolidation of subsidiary	—	264,325	—	264,325
Amortization of debt issuance costs	(561)	(545)	(1,651)	(1,698)
Loss on debt extinguishment	—	—	—	(2,143)
Other expense, net	(950)	(425)	(983)	(177)
Income from continuing operations before income taxes	14,880	262,781	9,855	276,392
Provision for income taxes	3,756	3,676	9,274	8,485
Net income from continuing operations	11,124	259,105	581	267,907
Income from discontinued operations, net of tax	3,819	3,425	15,650	14,315
Gain on sale of discontinued operations, net of tax	151,075	—	151,075	—
Net income	166,018	262,530	167,306	282,222
Less: Income from continuing operations attributable to noncontrolling interest	1,428	1,388	2,622	10,364
Less: Income from discontinued operations attributable to noncontrolling interest	90	44	629	382
Net income attributable to Holdings	$164,500	$261,098	$164,055	$271,476

Basic and fully diluted income (loss) per share
Continuing operations	$0.16	$5.08	$(0.09)	$5.05
Discontinued operations	2.85	0.07	3.06	0.29
	$3.01	$5.15	$2.97	$5.34

Basic and fully diluted weighted average number of shares outstanding	54,300	48,300	54,300	48,300

Cash distributions declared per share	$0.36	$0.36	$1.08	$1.08

Compass Diversified Holdings Summarized Statement of Cash Flows (unaudited)

	Nine months ended
(in thousands)	September 30, 2015	September 30, 2014
Net cash provided by operating activities	$46,471	$46,160
Net cash provided by (used in) investing activities	246,594	(237,899)
Net cash (used in) provided by financing activities	(225,450)	102,331
Effect of foreign currency on cash	(2,593)	(552)
Net increase (decrease) in cash and cash equivalents	65,022	(89,960)
Cash and cash equivalents — beginning of period	23,703	113,229
Cash and cash equivalents — end of period	$88,725	$23,269

Compass Diversified Holdings Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (unaudited)

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net income	$166,018	$262,530	$167,306	$282,222
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,498	11,350	49,743	35,884
Impairment expense	—	—	9,165	—
Gain on sale of CamelBak	(165,337)	—	(165,337)	—
Loss on sale of American Furniture	14,262	—	14,262	—
Amortization of debt issuance costs and original issue discount	729	713	2,154	2,412
Unrealized loss on derivatives	6,177	2,536	8,044	2,809
Loss on debt extinguishment	—	—	—	2,143
Excess tax benefit from subsidiary stock options (1)	—	—	—	(1,662)
Gain on equity method investment	(11,784)	—	(9,518)	—
Gain on deconsolidation of subsidiary	—	(264,325)	—	(264,325)
Noncontrolling stockholders charges	744	623	2,627	3,592
Other	(175)	133	324	361
Deferred taxes	(2,606)	991	(3,863)	(1,944)
Changes in operating assets and liabilities	(11,321)	20,289	(28,436)	(15,332)
Net cash provided by operating activities	14,205	34,840	46,471	46,160
Plus:
Unused fee on revolving credit facility (2)	456	461	1,062	1,635
Excess tax benefit from subsidiary stock options (1)	—	—	—	1,662
Successful acquisition costs	1,126	1,935	1,126	2,030
Integration services fee (3)	1,250	—	3,250	—
Realized loss from foreign currency effect (4)	1,297	—	1,297	—
Changes in operating assets and liabilities	11,321	—	28,436	15,332
Other	132	122	—	123
Less:
Maintenance capital expenditures (5)	5,511	2,358	13,685	9,001
FOX CAD (6)	—	677	—	15,716
Payment on swap	507	506	1,502	1,502
Changes in operating assets and liabilities	—	20,289	—	—
Other	—	131	209	201
Estimated cash flow available for distribution and reinvestment	$23,769	$13,397	$66,246	$40,522
Distribution paid in April 2015/2014			$19,548	$17,388
Distribution paid in July 2015/ 2014			19,548	17,388
Distribution paid in October 2015/2014	$19,548	$17,388	19,548	17,388
	$19,548	$17,388	$58,644	$52,164

(1)	Represents the non-cash excess tax benefit at FOX related to the exercise of stock options.

(2)	Represents the commitment fee on the unused portion of the Revolving Credit Facility.

(3)	Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.

(4)	Reflects the foreign currency transaction loss resulting from the Canadian dollar intercompany loans issued to Manitoba Harvest.

(5)
Excludes growth capital expenditures of approximately $0.1 million and $0.2 million for the three months ended September 30, 2015 and 2014, and $1.0 million and $1.2 million for the nine months ended September 30, 2015 and 2014.

(6)
Represents FOX CAD subsequent to IPO date. For the nine months ended September 30, 2014, the amount includes approximately $24.2 million of EBITDA, less: $3.8 million of cash taxes, $1.9 million of management fees, $2.4 million of maintenance capital expenditures and $0.4 million of interest expense.